UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2004

Extra Space Storage Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-115436	201076777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2795 Cottonwood Parkway, Suite 400 Salt Lake City, UT		84121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 801-562-5556

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 Completion of Acquisition or Disposition of Assets.

On September 10, 2004, the operating partnership of the Company completed its acquisition of the preferred equity interest held by FREAM No. 39 LLC and the Fidelity Pension Fund Real Estate Investment LLC, affiliates of Fidelity Management Trust Company, in the Company’s joint venture called Extra Space Properties Four LLC, which owns 19 properties. This interest was acquired for the purchase price of approximately $21.5 million in cash. The acquisition was funded through a portion of the proceeds from the Company’s initial public offering. Additional information regarding the acquisition is set forth under the heading “Joint Venture Restructuring” on page 79 of the Prospectus included in the Company’s Registration Statement on Form S-11/A, File No. 333-115436, filed August 11, 2004, which is incorporated by reference herein.

With the closing of this transaction, the Company has now completed the acquisition of all of the third party joint venture interests and the acquisition of all of the self-storage properties that were part of the Formation Transactions described in the Prospectus.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 9, 2004, the Company, as guarantor, and its operating partnership, entered into a $100 million secured revolving credit facility, which includes a $10 million swingline subfacility (the “Credit Facility”) with Wells Fargo Bank, National Association, Bank of America, N.A., LaSalle Bank National Association, U.S. Bank, National Association and Wachovia Bank, National Association (the “Lenders”). Wells Fargo Bank, National Association will act as the Administrative Agent. The Credit Line is initially secured by 16 self-storage properties. The operating partnership intends to use the proceeds of the Credit Facility for general corporate purposes.

The Credit Facility will mature on September 9, 2007 (with the option for a one year extended maturity date of September 9, 2008) with the principal due at maturity and accrued interest on each advance payable monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the effective date of the Credit Facility and on any date on which the principal balance of such advance is due.

The operating partnership shall pay interest on the unpaid principal amount of each advance made by the Lenders at a per annum rate of either:

(1) the greater of (a) the rate of interest per annum publicly announced from time to time by Wells Fargo as its “prime rate” (which rate of interest may not be the lowest rate charged by the Administrative Agent or any of the Lenders on similar loans) or (b) the Federal Funds Rate plus 0.5%; or

(2) a rate of interest, rounded upward to the nearest whole multiple of 0.01%, equal to the sum of: (a) 1.75% plus (b) the LIBOR Rate divided by 1.00 minus the reserve percentage (which is announced by the Administrative Agent as the reserve percentage under Regulation D of the Board of Governance of the Federal Reserve System for loans and obligations).

Further, in connection with an advance under the swingline subfacility, interest will be payable either at (1) above, or at a rate as agreed upon by the operating partnership and Lender of the swingline advance.

The Credit Facility prohibits (i) second mortgages on any of the properties that secure the facility, (ii) mergers or consolidations involving the operating partnership if the operating partnership will not be the surviving entity or if a change of control would occur, (iii) sales of all or substantially all of the operating partnership’s business or (iv) the operating partnership from having other revolving operating lines of credit. In addition, the Credit Facility requires that Kenneth M. Woolley, the Company’s Board Chairman, President and Chief Executive Officer, and Kent W. Christensen, the Company’s Senior Vice President and Chief Financial Officer, to remain active in the management of the operating partnership and the Company, unless a replacement is chosen with the consent of the Lenders.

ITEM 9.01 Financial Statements and Exhibits.

Set forth below are the financial statements relating to the completed acquisition described above that are required to be filed as part of this Form 8-K:

(a)	Financial Statements of Business Acquired.

Incorporated by reference to pages F-28 through F-55 of the Prospectus included in the Company’s Registration Statement on Form S-11/A, File No. 333-115436, filed August 11, 2004.

(b)	Pro Forma Financial Information.

Incorporated by reference to pages F-2 through F-24 of the Prospectus included in the Company’s Registration Statement on Form S-11/A, File No. 333-115436, filed August 11, 2004.

(c)	Exhibits.

Exhibit 23.1 Consent of PricewaterhouseCoopers LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTRA SPACE STORAGE INC.

By:	/s/ Charles L. Allen
Name:	Charles L. Allen
Title:	Senior Vice President, Senior Legal Counsel

Date: September 15, 2004

EXHIBIT INDEX

Exhibit Number	Description
23.1	Consent of PricewaterhouseCoopers LLP.